Exhibit 3.2


                        WRITTEN CONSENT OF THE HOLDER OF
                    IN EXCESS OF EIGHTY PERCENT (80%) OF THE
                           SERIES B PREFERRED STOCK OF
                          GROEN BROTHERS AVIATION, INC.


         The undersigned, being the holder of in excess of eighty percent (80%) of the issued and outstanding shares of Series B Preferred Stock of Groen Brothers Aviation, Inc. (the "Company"), hereby takes the following action by written consent:

         WHEREAS,   the   Company   filed  its  Fourth   Restated   Articles  of
Incorporation with the Utah Division of Corporations and Commercial Code (the "Division") on November 20, 2006;

         WHEREAS, the Company desires to amend its Fourth Restated Articles of Incorporation by filing with the Division an Amendment to the Fourth Restated Articles of Incorporation in the form of Exhibit "A" attached hereto (the "Amendment"); and

         WHEREAS, the undersigned entity has reviewed the Amendment and consents to the filing of the Amendment with the Division.

         NOW, THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Amendment are hereby approve in all respects; and

         RESOLVED FURTHER, that the Company be, and hereby is authorized, empowered and directed to execute the Amendment and to file the Amendment with the Division.



Beneficial Owners


By: Westford Global Asset Management Ltd - Investment Manager

/s/ Steve Stevanovich
---------------------
Steve Stevanovich
President

                                   EXHIBIT "A"

                                  AMENDMENT TO

                                 FOURTH RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                          GROEN BROTHERS AVIATION, INC.


         Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation, Inc. (the "Corporation") by the Amended and Restated Articles of Incorporation of the Corporation and pursuant to the Utah Revised Business Corporation Act (the "Act"), the Corporation hereby adopts the following Amendment to its Fourth Restated Articles of Incorporation:

         A. The name of this corporation is Groen Brothers Aviation, Inc.

         B The Fourth Restated Articles of Incorporation of this Corporation filed with the Utah Division of Corporations and Commercial Code (the "Division") on November 20, 2006, are hereby amended to: (i) extend the "maturity date" of the Series B Preferred Stock from January 1, 2007 to May 1, 2007.

         C. This Amendment to the Fourth Restated Articles of Incorporation of the Corporation (this "Amendment") was adopted by (i) unanimous written consent of the Corporation's Board of Directors on January 24, 2007, and (ii) the
holders of in excess of eighty percent (80%) of the issued and outstanding shares of the Corporation's Series B Preferred Stock pursuant to a written consent dated January 24, 2007. The vote cast by the holders of the Corporation's Series B Preferred Stock was sufficient to authorize this Amendment. In order to effectuate the foregoing, the Fourth Restated Articles of Incorporation are hereby amended as follows:

1. By deleting Section B(e)(1) of Article III and replacing such section with the following text:

(e)      Mandatory Redemption.

              (1) On the first to occur of (i) May 1, 2007,  (ii) a  Liquidation
Event, or (iii) the date that is six (6) months following the date in which the Corporation or any one or more of its Affiliate(s) receives aggregate cash proceeds from one or more Financing Transactions (as defined below) in excess of fifty million dollars ($50,000,000) (the "Maturity Date"), the Corporation shall be obligated to redeem all issued and outstanding shares of Series B Preferred Stock from the holders thereof. For each share of Series B Preferred Stock, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series B Preferred Stock) an amount in cash equal to the Stated Value of such share (plus all accrued and unpaid dividends thereon) (the "Redemption Price"). The Redemption Price must be paid, in cash, within three (3) business days following the Maturity Date. In addition, if the Corporation or an Affiliate engages in one or more Financing Transactions at any time after the effective date hereof in which the proceeds paid to the Corporation or any Affiliate(s) (taken together with the proceeds of any prior Financing Transaction that occurs after the effective date hereof) exceed twenty million dollars ($20,000,000) in the aggregate (such cumulative amount, the "Aggregate Proceeds"), then the Corporation will be required to redeem, on the date that is six (6) months following the closing date of such relevant Financing Transaction, a percentage of the then outstanding shares of Series B Preferred Stock (the "Base Number of Outstanding Shares") equal to the quotient determined by dividing the Aggregate Proceeds by $50,000,000. On the date that is six (6) months following each subsequent occasion on which the Corporation or any Affiliate(s) receives proceeds from a Financing Transaction (but in no event later than the Maturity Date), the Corporation shall be required to redeem a number of additional shares of Series B Preferred Stock equal to a percentage of the Base Number of Outstanding Shares, where such percentage shall equal the quotient determined by dividing the amount of such additional proceeds by $50,000,000. For example, (A) if the Aggregate Proceeds are $21,000,000 and the Base Number of Outstanding Shares is 20,000, then the Corporation will be required to redeem 8,400 shares of Series B Preferred Stock (42% of the Base Number of Outstanding Shares) and (B) if the Corporation or an Affiliate subsequently receives an additional $10,000,000 from a Financing Transaction, then the Corporation will be required to redeem an additional 4,000 shares of Series B Preferred Stock (an additional 20% of the Base Number of Outstanding Shares). All such partial redemptions shall be made in cash and shall be effected pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by such holders. "Financing Transaction" means debt, equity, stock purchase, asset purchase, license, tender offer, merger or other transaction involving the assets, securities or shareholders of the Corporation; provided that any such transaction in which (i) the aggregate proceeds paid to the Corporation, its shareholders or their respective Affiliates is less than $3,000,000 and (ii) the purchaser, acquirer, lender, licensee or other contracting party is not an Affiliate of any other person or entity who has, at any time, engaged in a Financing Transaction of any dollar amount or value with the Corporation, its shareholders or their respective Affiliates shall not be considered a Financing Transaction for purposes hereof.


              IN WITNESS WHEREOF, this Amendment to the Fourth Restated Articles of Incorporation of GROEN BROTHERS AVIATION, INC. is hereby executed this 24th day of January 2007.

                                          GROEN BROTHERS AVIATION, INC.



                                          By  _____________________________
                                          Name:  David Groen
                                          Title:  President & CEO



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